Exhibit 99.1

                           [LOGO] BrandPartners Group

                                EARNINGS RELEASE

IMMEDIATE RELEASE

       BrandPartners Reports 2002 Year End Results & EPS of $0.05 for 4Q02
                      in Line with Management Expectations;
                           Adds Two New Board Members

      NEW YORK, NY - March 31, 2003 - BrandPartners Group, Inc. (Nasdaq: BPTR) today reported net income for the fourth quarter of 2002 of $0.9 million or $0.05 per diluted share compared to net loss of $1.7 or $(0.11) per diluted share in 2001. Net income from continuing operations for the fourth quarter was $863,000 or $0.05 per diluted share compared to net loss from continuing operations of $1.5 million or $(0.09) per diluted share for the same period in 2001. Net income from discontinued operations in the quarter was $76,000 compared to a loss of $219,000 or $(0.02) per diluted share in 2001. EBITDA from continuing operations for the quarter was $1.7 million compared to $270,000 in 2001.

      Revenues from continuing operations for the fourth quarter of 2002 increased 10% to $14.7 million compared to $13.4 million for the fourth quarter of 2001. Selling, general and administrative expenses from continuing operations for the quarter decreased 39% to $2.6 million from $4.3 million in the prior year. Operating income from continuing operations for the fourth quarter was $1.4 million compared to an operating loss from continuing operations of $0.7 million in the fourth quarter of 2001.

      Chairman and Chief Executive Officer Edward T. Stolarski stated that earnings for the quarter were in line with expectations. "We continue to focus on generating new business, reducing costs and improving efficiencies. 2002 was a year of transition and we are encouraged by the progress we are making. At present, the Company is seeking new capital in order to achieve its objective of growth, both organically and through acquisitions."

      Revenues from continuing operations for the year were $38.9 million compared to $39.7 million in 2001. Operating loss from continuing operations for 2002 was $4.1 million compared to $3.2 million in 2001.

      Net loss for 2002 was $13.1 million or $(0.71) per diluted share compared to $7.0 million or $(0.50) per diluted share, before giving recognition to the beneficial conversion on preferred stock ($0.18 per diluted share) in 2001. Excluding the impairment charge of approximately $6.6 million included in loss from discontinued operations, net loss would have been $6.5 million or $(0.35) per diluted share in 2002 compared to net loss of $7.0 million or $(0.50) per diluted share, before giving recognition to the beneficial conversion on preferred stock ($0.18 per diluted share) in 2001. Net loss from continuing operations for 2002 was $6.0 million or $(0.32) per diluted share compared to $5.3 million or $(0.38) per diluted share in 2001. Loss from discontinued operations was $7.2 or $(0.39) per diluted share in 2002 compared to $1.7 million or $(0.12) per diluted share in 2001. Weighted average shares outstanding for the year rose to 18.4 million from 14.0 million in 2001.

      The Company also announced the election of Chet Borgida and Anthony van Daalen to the Board of Directors. Mr. Borgida, currently Senior Vice President and Chief Financial Officer of Cross Media Marketing Corporation, a technology-driven direct marketing company, previously spent over 25 years at Grant Thornton LLP, where he became a partner in 1977. Mr. van Daalen is currently Senior Vice President - Fixed Income Management at Wright's Investors' Services, an investment management and financial advisory firm, and was previously a Director at Credit Suisse Asset Management and Senior Vice President at E.M. Warburg Pincus, LLC.

      "We are pleased to add Chet and Anthony to our Board of Directors. Their expertise in finance will be an asset as we grow our business," added Mr. Stolarski.

      BrandPartners Group, Inc (www.bptr.com) operates through Willey Brothers, Inc., a wholly owned subsidiary, providing branch positioning and consulting, merchandising, branch planning and design, and creative services for financial services companies.

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather reflect the Company's current expectations concerning future results. The words "believes," "anticipates," "expects," and similar expressions, which identify forward-looking statements, are subject to certain risks, uncertainties and factors, including those which are economic, competitive and technological, that could cause actual results to differ materially from those forecast or anticipated. Such factors include, among others: the continued services of Mr. Stolarski as Chief Executive Officer of the Company and Willey Brothers, and of James Brooks as Chief Operating Officer of Willey Brothers; our ability to refinance our existing short term debt; our ability to obtain a favorable outcome in connection with certain pending litigation; our ability to continue to identify appropriate acquisition candidates, finance and complete such acquisitions and successfully integrate acquired businesses; changes in our business strategies or development plans; competition; our ability to grow within the financial services industries; our ability to obtain sufficient financing to continue operations; and general economic and business conditions, both nationally and in the regions in which we operate. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release, as well as the Company's periodic reports on Forms 10-KSB and 10-QSB and other filings with the Securities and Exchange Commission

Contact:

Rachel Levine
Investor Relations
The Anne McBride Co.
Tel: 212-983-1702
Email: rlevine@annemcbride.com

                            BrandPartners Group, Inc.
         Reconciliation of Net Income (Loss) from Continuing Operations to EBITD&A from Continuing Operations
                                   (unaudited)

                                                       Three Months Ended 12/31
                                                      --------------------------
                                                          2002          2001
                                                          ----          ----

Net Income (Loss) from Continuing Operations          $  863,000    ($1,461,000)
Add Back:
  Depreciation and amortization                          230,000      1,028,000
  Interest expense                                       607,000        553,000
  Income taxes                                            25,000        150,000

                                                      -------------------------
EBITD&A from Continuing Operations                    $1,725,000    $   270,000
                                                      =========================